JOINT VENTURE AGREEMENT

1. JOINT VENTURE. AMIKO KAY, S de RL  de CV, a company formed under the laws of Mexico (the "Company"), and Miguel Angel Jaramillo Tapia (the “Seller”) hereby form a joint venture (the “Joint Venture”) to process 1,200,000 tons of mine “tailings” and other silver and gold mining residue (the “Tailings”), and, after processing, use, market and sell any minerals extracted from the Tailings. The Tailings are located in the city of Hidalgo del Parral in the state of Chihuahua, Mexico (the “Property”). The Property is identified as San Antonio del Potrero, Mineral de Jal (Residuo de Roca Mineral), which comprises approximately 75 hectares and is registered with the San Antonio Ejido and the city of Hidalgo del Parral. The date of this Agreement is made on January 26, 2012.

2. SELLER REPRESENTATIONS. The Seller represents and warrants to Company:

(i) That the Seller is the rightful owner and is in legal possession of the Tailings, the Seller is current in the payment of all applicable taxes, fees, duties and other assessments, the Seller owns the Tailings free and clear of any and all liens, claims, charges, options, or any other limitation of ownership, and the Seller has the full power and authority to perform its obligations under this Agreement.

(ii) That the Seller is a Mexican national, married, and does not require his wife’s consent in order to enter into this Agreement, due to the fact that he is married under the separate asset regime (regimen de separación de bienes).

(iii) That the Seller has not executed any agreement that creates, now or in the future, a lien or limitation of ownership of any kind on the Tailings or that obligates the Seller to transfer the Tailings to third parties.

(iv) To the best of Seller’s knowledge, that there are no actions, lawsuits, judicial procedures, claims, investigations, legal or arbitration disputes pending before any Mexican authority, or any federal, state or municipal or any court or judicial authority, any administrative or regulatory agency, commission, governmental agency, semi-governmental authority, decentralized agency, any public official, or any division, or political subdivision, department or branch of any of the referred agencies (the “Governmental Authorities”) in civil, fiscal, mercantile, labor and all other matters, complaints or accusations related to criminal matters, against or affecting, now or in the future, the Tailings, the Property or the ability of the parties to perform this Agreement and form the joint venture with the Company as herein contemplated.

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(v) That the execution of this Agreement and the transactions contemplated hereunder, will not result in violation of any resolution, either judicial or administrative, nor affect the rights of third parties, including without limitation, creditors, workers’ rights and the rights of public agencies of the Federal Administration or Chihuahua’s government with respect to which the Seller is a party or subject of obligation.

(vi) That the Seller has complied and is in compliance with all the federal, state or municipal applicable laws and regulations, including, without limitation, tax, labor, environmental and other legislation (hereinafter the “Applicable Laws”); the Seller has paid all taxes and other contributions applicable or relating to the Tailings and the Property and there is no, and the Seller has no knowledge of, any claim, or procedure, complaint or accusation for any violations and/or non- compliance with any Applicable Laws and sanctions, either federal, state or municipal, imposed and/or ordered by any Governmental Authority regarding the Tailings or the Property.

(vii) To the best of the Seller’s knowledge, that there does not exist inside, on, under, or at any distance that can affect the Tailings, any residues or dangerous material, toxic substances, or material of corrosive nature, reactive, explosive, toxic, inflammable or biological infectious, in violation of any Applicable Law.

(viii) That there are no (and there is no threat of) fines, investigation, sanctions, fees, penalties or amounts payable due to the non-compliance of any Applicable Laws, that the Seller has not received any notice, visits, notifications or any other kind of communication issued by any Governmental Authorities related to any violation or possible violation of the Applicable Laws.

(ix) That the Seller is not aware of the existence of any complaint, claim, or accusation of any third party related to the Property, regarding the land use or its possession.

(x) That no statement, representation or warranty made by the Seller to the Company, in connection with the Tailings or the Property or otherwise relating to this Agreement or any document or instrument related thereto is false, incorrect or incomplete in any material respect.

3. PAYMENTS BY COMPANY. In connection with this Agreement, and in consideration for Seller contributing the Tailings, and the rights necessary to process the Tailings and sell any minerals extracted from the Tailings, to the Joint Venture, the Company will pay the Seller the amount of $300,000 USD (Three Hundred Thousand Dollars of the United States of America) (“Purchase Price”).

4. TERMS OF PAYMENT. The Purchase Price will be paid as follows:

A. The amount of $25,000 USD (Twenty Five Thousand Dollars of the United States of America) paid previously to the Seller prior to this Agreement.

B. The amount of $75,000 USD (Seventy Five Thousand Dollars of the United States of America) upon execution of this Agreement.

C. The amount of $200,000 USD (Two Hundred Thousand Dollars of the United States of America) within 12 months of the signing of this Agreement.

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In addition to the above, Company will fund an amount up to $1,000,000 USD for the benefit of the Joint Venture, according to the work commitment set forth below (the “Work Commitment”):

1. Heavy equipment, processing and plant construction costs totaling a minimum of $1,000,000 USD (One Million Dollars of the United States of America) over the first two years of the Joint Venture, as follows:

A. The amount of $250,000 USD (Two Hundred Fifty Thousand Dollars of the United States of America) within the first year after the signing of this Agreement for the purchase of used heavy equipment, including one front end loader, large bulldozer, 4x4 backhoe and two nine/ten meter dump trucks, and miscellaneous equipment and materials for processing the Tailings pile, as well as taxes, permits and general operating expenses associated with the processing of the Tailings.

B. The amount of $750,000 USD (Seven Hundred Fifty Thousand Dollars of the United States of America) within the second year after the signing of this Agreement for the construction of a heap leach system and floatation plant (the “Plant”) on the Property. The Seller and the Company will mutually agree on plans to build the Plant, including a detailed budget, by the end of the first year. If necessary, the Seller will grant the Joint Venture a ground lease of the Property on which the Plant will be located, on terms and conditions reasonably acceptable to the Company.

C. An additional $250,000 USD (Two Hundred Fifty Thousand Dollars of the United States of America) will be at the disposal of the Joint Venture, if additional processing equipment is justified and required to maximize the liberation of precious metals in the Tailings material.

The above amounts will be paid to third parties as payment for all expenses incurred as part of the Work Commitment, and not to the Seller (except as reimbursement of expenses that Seller paid to third parties). The Seller will prepare a detailed budget setting forth the expenses to be paid under the Work Commitment, which shall be approved by the Company.

2. Lone Star Gold, Inc., a Nevada corporation, owns 99% of the issued and outstanding stock of the Company. The Company will grant and deliver to the Seller 600,000 restricted shares of the common stock of Lone Star Gold, Inc. as follows:

A. 100,000 shares within 7 business days of this Agreement.

B. 200,000 shares within 6 months of signing this Agreement.

C. 300,000 shares within 12 months of signing this Agreement.

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Such shares of common stock will be restricted securities, and will carry current and appropriate legends in accordance with United States securities laws. The Seller agrees to sign a Share Issuance Agreement in connection with each issuance of the Common Stock, acknowledging, among other things, the restrictions on transfer of the Common Stock. The form of the Share Issuance Agreement is attached as Exhibit A to this Agreement, and the terms and conditions of the Share Issuance Agreement is incorporated herein by reference.

5. RESPONSIBILITIES OF THE PARTIES.

A. The Company and Seller shall each be responsible for providing the services or components as described herein.

B. The Seller shall manage the day-to-day affairs associated with processing the Tailings, and selling the minerals extracted from the Tailings, and other activities of the Joint Venture, except as otherwise provided herein. The Seller will open a joint bank account in the name of both the Company and the Seller, with both the Company and the Seller named as signatories on the account (the “Bank Account”). Seller will pay all expenses associated with the processing of the Tailings, the selling of the minerals extracted from the Tailings, the building of the Plant, and other miscellaneous obligations of the Joint Venture from the Bank Account. All revenues from the processing of the Tailings, the selling of the minerals, and other activities of the Joint Venture will be deposited in the Bank Account, and the Seller will pay all expenses from the Bank Account. The Seller will not comingle his personal funds and the Bank Account. Revenues will be divided as set forth in Section 8 below.

C. The Seller will provide such office space, equipment, facilities and supplies, and the services of such secretarial, clerical and other personnel at its headquarters, as may be required for the reasonable conduct of the business of the Joint Venture. Expenses associated with the office, such as rent and equipment, shall be paid out of the revenues of the Joint Venture.

D. The Company and the Seller shall jointly develop plans and programs to process the Tailings, formulate policies and objectives and carry out such plans, programs and policies with regard to the processing of the Tailings and the business of the Joint Venture.

E. The Seller will employ and retain such accountants, attorneys, banks, custodians, engineers, insurance companies and other persons or entities as may from time to time reasonably be necessary to manage the business operations of the Joint Venture.

F. The Seller will maintain in good order the books of account, ledgers, and records of the Joint Venture. Without limiting the generality of the foregoing, the Seller shall prepare all requisite accounting reports and interim financial statements of the Joint Venture, including balance sheets, income statements and statements of cash flows, and shall assist the Joint Venture in selecting an independent public accounting firm for the purpose of conducting annual financial audit reviews of the Joint Venture and shall aid in coordinating such audits.  All books and records shall be available upon demand to the Company and Seller. The Seller shall deliver quarterly financial reports to the Company.

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G. The Seller shall prepare and file, when due, on behalf of the Joint Venture all reports, forms, documents, permits, authorizations, certificates and other instruments required by applicable law in order to lawfully process the Tailings, sell any minerals extracted from the Tailings, maintain the Property in good standing, comply with all legal requirements associated with the Tailings, and conduct the business and affairs of the Joint Venture as described in this Agreement.

H. The Seller agrees to comply with all regulations for the use and development of the Tailings.

I. The Seller will conduct its activities under this Agreement as a prudent operator, in a good and workmanlike manner.

6. OTHER SPECIAL CONDITIONS. The parties agree to the following:

A. The Seller shall retain title to the Tailings and the Property. However, Seller grants the Company full and unlimited access to the Seller’s books, drill logs, samples, records, documents of title, business plans, projections, financial and operating data, assets and operations, and background checks concerning the Property.

B. Seller hereby allows the Company to review any and all permits and licenses required by federal, state municipal or local authorities.

C. Seller is solely responsible for obtaining and paying the cost of any and all of the pertinent permits and licenses required by federal, state municipal or local authorities, during the term of this Agreement.

D. Seller is solely responsible for the payment and cost of the pertinent insurance policy at, Company’s satisfaction, in connection with the Tailings and the Property.

E. Seller will provide any documentation at any time required by the Company regarding legal documents evidencing the legal authority of the individual(s) that will sign this Agreement, if any.

F. Seller will evidence his legal authority to sign this Agreement with appropriate documentation requested by the Company including documentation evidencing Seller’s legal authority with respect to (i) receiving the Purchase Price, (ii) appointing a bank account to deliver the Purchase Price and (iii) signing any document relating to this Agreement.

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G. The Seller will satisfy all requirements with the proper Mexican authorities, and will take all actions necessary to keep the Property in good standing during the term of this Agreement.

7. ACCESS TO THE PROPERTY. The Seller will give the Company full access to the Tailings and the Property during the term of this Agreement, including, without limitation, full right and ability to enter and leave the Property, to use the Tailings in any manner, to remove the Tailings from the Property, to perform tests on the Tailings, to drill on the Property, to allow its employees and contractors to access the Property, and to conduct its business as to the Tailings and the Property in any manner it sees fit, in the Company’s sole discretion. The Seller grants the Company an easement for the purposes stated in this section 7 and otherwise in this Agreement. The Company has no obligation to preserve the Property or the Tailings, and will not be liable to the Seller for any damage done to the Property or the Tailings. At the end of the term, the Company has no obligation to return the Property in the condition in which it exists on the date of this Agreement.

8. ALLOCATION OF REVENUES. All revenues received by either party from the processing of the Tailings, the sale of any minerals derived from the processing of the Tailings, or any ancillary business of the Joint Venture, after the payment of any and all expenses incurred by the Company or the Seller in connection with the processing of the Tailings or the operation of the Joint Venture under this Agreement, shall be allocated and paid as follows (the “Sharing Ratios”):

65% to the Company

35% to the Seller.

Revenues shall be distributed and paid monthly (whether in payment of expenses or as a distribution in accordance with the Sharing Ratios) within 30 days following the end of the calendar month in which such revenues are received. Seller shall pay and and all amounts due to the Company directly into the Company’s bank account, as directed by the Company. Seller will prepare a detailed accounting of all revenues and expenses of the Joint Venture at the end of each calendar month.

9. TERMINATION. This Agreement will terminate upon the completion of processing the Tailings, as determined by the Company in its sole discretion. In addition, if the Seller materially breaches this Agreement, the Company has the right, but not the obligation, to terminate this Agreement upon thirty (30) days notice to the Seller. The Seller has no right to terminate this Agreement before the processing of the Tailings is complete. Upon termination of this Agreement, the Company will forfeit all of the Property, plant and equipment, into the control of the Seller, and will be released from all future responsibilities and any involvement with the project after the pile of Tailings on the Property has been processed.

10. DEFAULT AND REMEDIES.

A. Default. Either Party (a “Defaulting Party”) will be in default upon the occurrence of the following events (an “Event of Default”):

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(a) The Seller (i) dies, (ii) becomes mentally or physically incapacitated, or (iii) for any other reason is no longer able to perform his obligations under this Agreement.

(b)	The bankruptcy, insolvency or termination of the Company.

(c)	Either the Seller or the Company has been found liable for intentional misconduct, gross negligence or fraud in the performance of his or its duties and obligations under this Agreement.

(d) Either Party breaches the terms or conditions of this Agreement or fails to comply with any material obligation under this Agreement, and such failure is not cured within 10 days after receipt of written notice specifying such failure.

B. Remedies. If an Event of Default occurs, then, and without need for judicial order, review, or decree, (i) the Defaulting Party’s rights to participate in the Joint Venture are immediately suspended, (ii) if the Defaulting Party is the Seller, the Company may step into the role of the Seller under this Agreement, and perform the duties and obligations to be performed by Seller in its place, without further action on the part of the Company, (iii) the Defaulting Party shall have no right to share in the revenues of the Joint Venture until the breach is cured, and (iv) the Nondefaulting Party shall have the right to sue the Defaulting Party for any damages incurred by the Joint Venture or the Nondefaulting Party as a result of the Event of Default, in addition to any other rights and remedies under this Agreement or otherwise provided by law or at equity.

11. CLOSING COSTS. The parties agree to be equally liable for notary public fees, appraisal fees, taxes, recording fees, and any other fees relating to this Agreement, the transfer of the Tailings and use of the Property.

12. TAXES. The parties agree to be equally liable for any and all taxes in connection with the Property and Tailings and/or processing of the Tailings.

13. NON–EXISTENCE OF PARTNERSHIP.  The Parties shall conduct the commercial activities contemplated by this Agreement as co-venturers and not as general or limited partners or otherwise in the context of any partnership, as such term is construed under applicable law.  Accordingly, neither Party shall have any right or obligation to control the activities of the other Party to this Agreement nor any conduct of the other Party, including such Party’s agents, in furtherance of the Joint Venture.

14. COMMUNICATIONS. Any communications between the parties shall be in writing and addressed to the following addresses.

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The Seller	The Company

Miguel Angel Jaramillo Tapia	Amiko Kay, S de R L de CV
Calle Montevideo #7110	c/o Lone Star Gold, Inc.
Col. Panamericana	Dan Ferris, President
Chihuahua, Chihuahua	Lone Star Gold Inc.
C.P.31206	6565 Americas Parkway, Ste.200
Albuquerque, New Mexico 87110

15. MISCELLANEOUS. Title and headings are for reference only and do not define or limit its scope. All decisions to be made by a Party hereunder shall be at such Party’s sole and arbitrary discretion, except as otherwise provided for herein. This Agreement shall be construed fairly with no inference drawn against the drafting Party. Any provision herein that may reasonably be interpreted as being intended to survive this Agreement’s termination or expiration shall do so. All payments required herein are due in United States Dollars from an immediately available source. This Agreement’s time periods shall be computed by excluding the first day and including the last. Except if otherwise specifically noted, time is of the essence and all periods referencing days shall be measured by calendar days, and, if the last day in a given period falls on a weekend or legal holiday, then the last day thereof shall be the next business day thereafter. For convenience, this Agreement will be translated into Spanish; however, in case of a conflict or dispute, the English version will control.

16. ASSIGNMENTS. Neither this Agreement nor the rights and obligations hereunder shall be assigned or transferred by either Party, or to or by any third party (including by court order, operation of law, merger, statute, regulation, ordinance or otherwise) without the other Party’s prior express written consent; provided, however, that the Company may assign this Agreement to another subsidiary of Lone Star Gold, Inc. without any action on the part of the Seller. Any attempt to otherwise assign this Agreement will be ineffective.

17. JURISDICTION AND APPLICABLE LAW. This Agreement is governed by the laws of the state of Nevada, without reference to its choice of law rules. All disputes or controversies arising from this Agreement shall be resolved by arbitration under the rules of the British Columbia International Commercial Arbitration Centre (“BCICAC”) by a sole arbitrator. The appointing authority for the arbitration will be the BCICAC. The place for the arbitration will be Vancouver, British Columbia, Canada, and the language of the arbitration will be English.

The final decision issued by the arbitrator shall be binding and irrevocable for the parties to this Agreement and the parties shall acknowledge such decision as final.

(Signature Page Follows)

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This Agreement was executed on the date indicated below, but is effective for all purposes as of January 25, 2012.

COMPANY

AMIKO KAY, S de RL  de CV

By:	/s/ Daniel Ferris

Name: Daniel Ferris

Title: CEO Lone Star Gold

Date:	1/26/12

SELLER

By:	/s/ Miguel Angel Jaramillo Tapia
Miguel Angel Jaramillo Tapia

Date:	1/26/12

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EXHIBIT A

SHARE ISSUANCE AGREEMENT

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